As filed with the Securities and Exchange Commission on December 7, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 Registration No. 333-187775

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 Registration No. 333-151068

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 Registration No. 333-138518

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 Registration No. 333-90118

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 Registration No. 333-89263

UNDER

THE SECURITIES ACT OF 1933

_______________________

MARTHA STEWART LIVING OMNIMEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2187059
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

601 West 26th Street

New York, New York 10001

(Address of principal executive office and Zip Code)

Martha Stewart Living Omnimedia, Inc. 1999 Stock Incentive Plan

Martha Stewart Living Omnimedia, Inc. 1999 Non-Employee Director Stock and Option Compensation Plan

Martha Stewart Living Omnimedia, Inc. 1999 Employee Stock Purchase Plan

Martha Stewart Living Omnimedia LLC Phantom Performance Unit Plan

Martha Stewart Living Omnimedia LLC Nonqualified Class A LLC Unit/Stock Option Plan

LLC Unit Option Agreement With Helen Murphy

Martha Stewart Living Omnimedia, Inc. Amended And Restated 1999 Stock Incentive Plan

Martha Stewart Living Omnimedia, Inc. Omnibus Stock and Option Compensation Plan

(Full Title of the Plans)

__________________

Gary Klein

Chief Financial Officer

c/o Sequential Brands Group, Inc.

5 Bryant Park, 30th Floor

New York, NY 10018

(Name and address of agent for service)

(646) 564-2577

(Telephone Number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a small reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Martha Stewart Living Omnimedia, Inc., a Delaware corporation (the “Registrant”), deregister any and all of the Registrant’s Class A common stock par value $0.01 per share (the “ Common Stock ”), remaining unissued and unsold and any other securities issuable by the Registrant under the following Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (No. 333-187775), pertaining to the registration of 4,557,272 shares of Common Stock under the Martha Stewart Living Omnimedia, Inc. Omnibus Stock and Option Compensation Plan, which was filed with the Commission on April 5, 2013.

•	Registration Statement on Form S-8 (No. 333-151068), pertaining to the registration of 10,000 shares of Common Stock under the Martha Stewart Living Omnimedia, Inc. Omnibus Stock and Option Compensation Plan, which was filed with the Commission on May 21, 2008.

•	Registration Statement on Form S-8 (No. 333-138518), pertaining to the registration of 300,000 shares of Common Stock under the Martha Stewart Living Omnimedia, Inc. 1999 Non-Employee Director Stock and Option Compensation Plan, which was filed with the Commission on November 8, 2006.

•	Registration Statement on Form S-8 (No. 333-90118), pertaining to the registration of 2,700,000 shares of Common Stock under the Martha Stewart Living Omnimedia, Inc. Amended and Restated 1999 Stock Incentive Plan, which was filed with the Commission on June 10, 2002.

•	Registration Statement on Form S-8 (No. 333-89263), pertaining to the registration of 10,732,393 shares of Common Stock under the Martha Stewart Living Omnimedia, Inc. 1999 Stock Incentive Plan, Martha Stewart Living Omnimedia, Inc. 1999 Non-Employee Director Stock Option and Compensation Plan, Martha Stewart Living Omnimedia, Inc. 1999 Employee Stock Purchase Plan, Martha Stewart Living Omnimedia LLC Phantom Performance Unit Plan, and the Martha Stewart Living Omnimedia LLC Nonqualified Class A LLC Unit/Stock Option Plan, which was filed with the Commission on October 19, 1999.

Effective December 4, 2015, pursuant to the Agreement and Plan of Merger among SQBG, Inc. (formerly known as Sequential Brands Group, Inc.), a Delaware corporation ( “SQBG”), Martha Stewart Living Omnimedia, Inc., a Delaware corporation (the “Registrant”), Sequential Brands Group, Inc. (formerly known as Singer Madeline Holdings, Inc.), a Delaware corporation (“Sequential”), Madeline Merger Sub., Inc., a Delaware corporation and wholly owned subsidiary of Sequential (“Madeline Merger Sub”), and Singer Merger Sub., Inc., a Delaware corporation and wholly owned subsidiary of Sequential (“Singer Merger Sub” and, together with the Madeline Merger Sub, the “Merger Subs”), dated as of June 22, 2015 (the “Merger Agreement”), Madeline Merger Sub merged with and into the Registrant (the “MSLO Merger”), with the Registrant continuing as the surviving corporation of the MSLO Merger and a wholly owned subsidiary of Sequential. Substantially concurrently with the MSLO Merger, Singer Merger Sub merged with and into SQBG (the “SQBG Merger” and together with the MSLO Merger, the “Mergers”), with SQBG continuing as the surviving corporation of the SQBG Merger and a wholly owned subsidiary of Sequential.

The Mergers became effective upon filing of Articles of Merger with the Secretary of State of the State of Delaware on December 4, 2015. As a result of the Mergers, the Registrant has terminated the offering of the Common Stock pursuant to the Registration Statements. The purpose of these Post-Effective Amendments is to deregister any and all of the previously registered shares of Common Stock that remain available for issuance under the Registration Statement. The Registrant hereby terminates the effectiveness of the Registration Statement and removes from registration all securities of the Registrant registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to the Form S-8 Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 7, 2015.

Martha Stewart Living Omnimedia, Inc.

/s/ Gary Klein
By: Gary Klein
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity in Which Signed	Date

/s/ Yehuda Shmidman	Director and Chief Executive Officer	December 7, 2015
Yehuda Shmidman	(Principal Executive Officer)

/s/ Gary Klein	Director and Chief Financial Officer	December 7, 2015
Gary Klein	(Principal Financial and Accounting Officer)